EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Parker Hannifin Corporation and the effectiveness of Parker Hannifin Corporation’s internal control over financial reporting dated August 27, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new income tax accounting standard as of July 1, 2008), appearing in the Annual Report on Form 10-K of Parker Hannifin Corporation for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
January 14, 2010